Exhibit 10.5

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of January 5, 2022 (the “Execution Date”), is by and between Banner Oil & Gas, LLC, a Delaware limited liability company (“Contractor”) and U.S. Energy Corporation, a Wyoming corporation (“Owner”). Contractor and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not described herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, Contractor, Woodford Petroleum, LLC and Llano Energy LLC (collectively, “Seller”) and Owner entered into that certain Purchase and Sale Agreement dated October 4, 2021 (as amended from time to time, the “Purchase Agreement”), pursuant to which Seller sold and assigned to Owner, and Owner purchased and accepted from Seller, the oil and gas interests and other assets and properties more specifically described in the Purchase Agreement (the “Purchase Agreement Assets”);

WHEREAS, the subset of Purchase Agreement Assets owned by Contractor and more specifically described on Schedule 1.2 of this Agreement are referred to herein as the “Assets”.

WHEREAS, in order to facilitate the orderly transfer of the Assets to Owner, Contractor desires to provide, and Owner desires that Contractor provide subject to the general oversight of Owner, with respect to the Assets, those certain transition services described herein and for the applicable time period(s) described herein, all upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and the respective promises, covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1

SERVICES

Section 1.1 Services. With respect to the Assets, Contractor hereby agrees to provide or cause to be provided, in all material respects, the transition services described on Schedule 1.1 (collectively, the “Services”) during the Transition Period (as defined below), in the manner set forth in Section 1.2 and in accordance with the other terms of this Agreement.

Section 1.2 Standard of Performance. Contractor shall perform or cause to be performed the Services as a reasonable and prudent operator, with due diligence and dispatch and the same degree of care, skill and prudence as such services were provided by Contractor to Seller with respect to the Assets prior to the Closing Date and in compliance with all applicable Laws; provided, however, in no event shall Contractor have any obligations or liability hereunder with respect to the performance of the Services except as expressly set forth herein. Notwithstanding anything herein to the contrary, Owner acknowledges that (a) Contractor and its Affiliates are not professional providers of the types of services included in the Services, (b) the personnel providing such Services may have other responsibilities to the business of Contractor and its Affiliates to which said personnel may be required to devote substantial time, (c) such personnel will not be dedicated full-time to performing the Services but will devote such time as is reasonably necessary for Contractor to perform the Services in accordance with this Agreement; and (d) certain personnel of Contractor or its Affiliates may leave the employment of Contractor or its Affiliates or terminate their employment or contract with Contractor or its Affiliates during the term of this Agreement, provided that Contractor will maintain during the Transition Period sufficient personnel to perform the Services in accordance with this Agreement. The Services shall not include, and Contractor shall not be responsible for, providing any technical evaluation regarding any drilling, reworking or other capital expenditure projects. Neither Contractor nor any of its Affiliates shall be responsible for the accuracy of any information furnished by Contractor or any of its Affiliates to Owner or to any of the Owner’s employees for inclusion in any reports or for results obtained by use of any inaccurate information so furnished.

Section 1.3 Third-Party Services. Contractor shall have the right to hire third-party subcontractors to provide all or part of the Services hereunder, provided that such subcontracting, and the work performed by such subcontractors, is consistent with (a) the manner set forth in Section 1.2 and (b) the other terms of this Agreement.

Section 1.4 Limitation of Services. Except as expressly agreed herein, in connection with the performance of its obligations under this Agreement, in no event shall Contractor be obligated to: (a) make modifications to its existing systems; (b) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) that are not in its ordinary course of operations; (c) maintain the employment of any specific employee or hire additional employees, provided that Contractor maintains during the Transition Period sufficient personnel to perform the Services in accordance with this Agreement; or (d) perform any service that it, in good faith, believes requires the consent, approval, authorization or bargaining, with respect to any collective bargaining agreement or other labor agreement with any labor union, works council or organization.

Section 1.5 Independent Contractor. In its performance of Services, Contractor shall be considered an independent contractor, and in no event shall Contractor or Owner be deemed partners, co-venturers or agents of one another. All Persons performing the Services who shall be in the employ or under the control of Contractor or its Affiliates (including agents, contractors, temporary employees and consultants) shall be independent from Owner. Neither Contractor nor anyone employed by Contractor, shall be deemed to be employees, agents, servants, or representatives of Owner for any purpose, and no employee, contractor or agent of Contractor shall represent itself to Third Parties to be other than an employee, contractor or agent of Contractor, nor shall Contractor permit itself to offer or agree to incur or assume any obligations or commitments in the name of Owner or for Owner without the prior consent and authorization of Owner. Contractor shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax, and other similar payments, if any, relating to its business and employees, and Owner shall not withhold any amounts for such purposes from payments made to Contractor.

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Section 1.6 Notices. Contractor shall, within forty-eight (48) hours of receipt, forward to Owner all material notices, correspondence, reports, instruments, writings, agreements, documents, Claims, assertions, records, invoices, notices of proceedings, and other communications received by Contractor from Owner’s predecessors-in-interest, all “Operators,” under the operating agreements, or any other “Non-Operators,” co-owners, parties to any marketing agreements, or any other material agreements pertaining to the Assets, or any other Persons with respect to any other material matters related to the Assets. Contractor shall promptly deliver to Owner notice with respect to any Claim received by Contractor relating to the Assets, including, without limitation, notice and copies of all (a) HSE incident reports filed by the provider of any Services hereunder, (b) landowner and government complaints and (c) legal notices and Claims.

Article 2

FEES AND EXPENSES

Section 2.1 Reimbursement of Expenses. Owner shall reimburse Contractor for all reasonable and documented expenses, costs, disbursements, and advances incurred or made by Contractor on behalf of Owner in accordance with this Agreement in connection with providing the Services, including reimbursement of all such Third Party costs and expenses for accounting, audit, tax, legal, and engineering services, but only to the extent directly related to performing the Services with respect to the Assets (“Reimbursable Expenses”). From time to time during the Transition Period, Contractor may require Owner to advance certain funds as needed to make payments for expenditures and Taxes that Contractor reasonably anticipates will be paid in the succeeding month in connection with the Services, including for the cost of maintaining insurance in accordance with Section 7.28 of the Purchase Agreement from Closing until the expiration of the Transition Period.

Section 2.2 Management Fee. Owner shall also pay Contractor a fee equal to ninety thousand dollars ($90,000) per month (or portion of any month) (the “Management Fee”). For the avoidance of doubt, the initial $90,000 payment shall be paid to Contractor for the period starting on the Effective Date (as defined in the Purchase Agreement) through the Execution Date and ending on the last day of the month of the Effective Date (as defined in the Purchase Agreement). Any sales, use, transfer or similar Taxes, now or hereafter imposed, levied or assessed upon any fees payable by Contractor hereunder in connection with the Services shall be passed on to Owner as an explicit surcharge and shall be borne and paid by Owner in addition to any Management Fee payment, whether included in the applicable invoice or added retroactively within a reasonable time thereafter.

Article 3

PAYMENT AND DEFAULT

Section 3.1 Submission of Invoice. Contractor shall submit a written invoice to Owner, no earlier than the first (1st) Business Day of each calendar month and no later than the tenth (10th) Business Day of each calendar month, setting forth the Reimbursable Expenses and Management Fee for the Services for the preceding calendar month. Contractor will include reasonable supporting documentation for all Reimbursable Expenses appearing on each such invoice.

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Section 3.2 Payment of Invoices. Absent manifest error in calculations contained in an invoice (if there is a manifest error, Contractor will correct such error and show such recalculation), and except to the extent otherwise disputed in accordance with Section 3.3, Owner shall pay on or before the later of (i) the last day of each calendar month in which Owner receives an invoice, or (ii) fifteen (15) days after Owner receives the invoice, the amounts invoiced therein in accordance with Section 3.1 and for the prior calendar month, in each case, by wire transfer of immediately available funds to the bank account designated by Contractor. Any payment that became due and payable prior to the termination of this Agreement for the Services provided hereunder shall survive the termination of this Agreement. Interest will accrue on any unpaid amounts at an amount equal to eight percent (8%) per annum from the date due, compounded monthly, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

Section 3.3  Payment Disputes. Owner may object to any invoiced amounts at any time before, at the time of or after payment therefor is made; provided that (a) Owner shall pay any undisputed amounts and (b) such objection is made in writing to Contractor no later than fifteen (15) days after receipt of the applicable invoice. Payment or acceptance of payment of any amount set forth in an invoice shall constitute approval thereof. The Parties shall meet as expeditiously as possible to resolve any dispute.

Section 3.4 Default.

(a) Owner Default.

(i) It shall constitute a default on behalf of Owner (an “Owner Default”) if Owner fails to timely pay any invoiced amounts that are invoiced in accordance with the terms of this Agreement, other than those disputed in accordance with Section 3.3, and which failure continues for at least ten (10) Business Days following receipt of written notice to Owner of such Owner Default.

(ii) Upon the occurrence of an Owner Default, and absent the existence of a Contractor Default, Contractor may, at its option, suspend all or any portion of the provision of Services hereunder, including Services for which payment is outstanding, until such time as the Owner Default is cured.

(b) Contractor Default.

(i) It shall constitute a default on behalf of Contractor (a “Contractor Default”) if Contractor fails to provide Services to Owner in accordance with the terms and conditions of this Agreement, and which failure continues for at least ten (10) Business Days following receipt of written notice to Contractor of such Contractor Default; provided, however, if Contractor cannot reasonably cure such failure within such 10-Business Day period, no Contractor Default shall be deemed to occur.

(ii) Upon the occurrence of a Contractor Default, Owner may, immediately terminate this Agreement with no further obligation to pay any Management Fees except for Services performed prior to such termination.

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Article 4

TRANSITION PERIOD AND TERMINATION

Section 4.1 Transition Period. This Agreement commences on the Execution Date and shall remain in force and effect through June 30, 2022, provided, however, this Agreement may be (a) extended, with respect to all Services, on a month-to-month basis beyond such date if Owner delivers a written request to Contractor no later than thirty (30) days prior to the then applicable expiration date and Contractor consents thereto, such consent to be in Contractor’s sole and absolute discretion, or (b) earlier terminated as follows: (i) by Owner, pursuant to the provisions of Section 3.4(b)(ii); or (ii) by mutual agreement of Contractor and Owner (as to this Agreement as a whole, as applicable, the “Transition Period”). Owner shall assume all of each group of Services at the end of the applicable Transition Period and Contractor shall have no responsibility for any Services following such date. Following such a termination of all of the Services, Owner shall have no further obligation to pay Management Fees to Contractor other than those earned for periods prior to the effective date of such termination. At the end of the Transition Period, Contractor (or its appointees) and Owner shall duly execute federal and state change of operator forms with respect to the Assets of Banner that will be operated by Owner after the expiration of the Transition Period.

Section 4.2 Procedures upon Termination of Services. Upon the expiration of the Transition Period, this Agreement shall be of no further force and effect, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article 2 (to the extent Owner has not paid such amounts to Contractor incurred prior to the discontinuation or termination), this Article 4, Article 5, Article 6 and Article 8 of this Agreement shall survive such discontinuation or termination. Expiration or early termination of this Agreement in whole or in part shall not release any obligations, liabilities, rights and remedies arising out any breach of, or failure to comply with, this Agreement occurring prior to such termination.

Article 5

CONFIDENTIALITY

Section 5.1 Generally. Subject to Sections 5.2, 5.3 and 5.4 of this Agreement, each Party (“Receiving Party”) agrees: (i) to hold in trust and maintain confidential; (ii) not to disclose to others without prior written approval from the other Party (“Disclosing Party”); (iii) not to use for any purpose, other than such purpose as may be authorized in writing by the Disclosing Party; and (iv) to prevent duplication of and disclosure to any other Person, any Confidential Information of the other Party, whether or not developed, presently held or continued to be held, or otherwise obtained by it under this Agreement. “Confidential Information” of a Party includes (1) in the case of Owner, all results of any Services provided hereunder and any property records related to the Assets (the “Asset Information”), and (2) in the case of each Party, the terms of this Agreement and any information of Disclosing Party disclosed orally, visually, in writing or in other tangible form that is nonpublic or proprietary information of any nature (including prices, trade secrets, technological know-how, data and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials or information) and all information derived from any nonpublic or proprietary information.

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Section 5.2 Exceptions. The foregoing obligations of confidence, nondisclosure and nonuse shall not apply to any information that: (i) was in the public domain at the time of disclosure by Disclosing Party; (ii) enters the public domain through no fault of Receiving Party or its Affiliates or representatives; (iii) was communicated to Receiving Party by a Third Party free of any obligation of confidence known to the recipient; or (iv) except for Asset Information, was developed by officers, employees or agents of or consultants of Receiving Party independently of and without reference to the proprietary information of Disclosing Party. Specific information shall not be deemed to come under the above exceptions merely because it is embraced by more general information that is or becomes public knowledge.

Section 5.3 Required Disclosure. Receiving Party may disclose Disclosing Party’s information to the extent necessary and appropriate to attorneys of litigants or to Governmental Authorities to comply with any obligation imposed on Receiving Party in connection with a proceeding in a court or other Governmental Authority of competent jurisdiction; provided that Receiving Party gives reasonably prompt notice to Disclosing Party of the need for such disclosure, together with such other information about the proceeding as will enable Disclosing Party to evaluate the obligation and the need and to elect either to intervene or otherwise appear or act in the proceeding to protect directly Disclosing Party’s information at the expense of Disclosing Party. Alternatively, Disclosing Party may request Receiving Party to, and if so requested, Receiving Party shall, make a reasonable and diligent effort at the expense of Disclosing Party to obtain a protective order or otherwise to protect the confidentiality of information sought to be obtained in said proceeding.

Section 5.4 Length of Confidentiality Obligation. Each Party agrees to maintain and protect the confidentiality of the information of the other Party as set forth in this Article 5 for a period of twelve (12) months from the date of termination of this Agreement.

Article 6

INDEMNITY

Section 6.1 Owner’s Indemnification for Third Party Claims. OWNER agrees, to the fullest extent permitted by Laws, to RELEASE, PAY, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS Contractor GROUP FOR, from and against any and all claims caused by or arising out of or resulting from the provision of Services pursuant to this Agreement (other than caused by or arising out of or resulting from the willful misconduct or gross negligence of any member of the contractor group). For purposes of this Agreement: (i) “Claims” means any and all claims, demands, suits, causes of action, administrative proceedings, losses, damages, liabilities, obligations, interest, fines, penalties, assessments, judgments, settlements and costs and expenses (including attorneys’ fees and costs of investigation, defense, litigation, arbitration and settlement), whether known or unknown, direct or indirect; and (ii) “Contractor Group” means Contractor and its Affiliates and its and their respective officers, directors, managers, employees, agents, and representatives. THE FOREGOING INDEMNITY OBLIGATIONS SHALL APPLY WHETHER OR NOT SUCH CLAIMS ARISE OUT OF (a) THE NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY MEMBER OF THE CONTRACTOR GROUP, (b) STRICT LIABILITY, OR (c) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE ASSETS, INCLUDING APPLICABLE ENVIRONMENTAL LAWS; EXCEPT TO THE EXTENT THAT SUCH LIABILITIES ARE CAUSED BY, ATTRIBUTABLE TO OR ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRACTOR OR ANY MEMBER OF THE CONTRACTOR GROUP.

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Section 6.2 Contractor’s Indemnification. contractor agrees, to the fullest extent permitted by Laws, to RELEASE, pay, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS OWNER group for, from and against any and all claims caused by ARISING OUT OF OR RESULTING FROM the WiLLFUL misconduct or gross negligence of any member of the contractor group. For purposes of this Agreement, “Owner Group” means Owner and its Affiliates and its and their respective officers, directors, managers, employees, agents, and representatives.

Section 6.3 Limitations. Notwithstanding anything to the contrary contained herein, none of owner, Contractor, any member of the owner group or any member of the contractor group shall be entitled to lost profits, indirect, consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby and each of owner AND CONTRACTOR, for itself and on behalf of ITS Affiliates, hereby expressly waives any right to lost profits, indirect, consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby. In no event shall the aggregate liabilitIES of Contractor arising out of this Agreement exceed AN AMOUNT EQUAL TO the aggregate amount of the management fees received by contractor under this agreement.

Article 7

FORCE MAJEURE

Section 7.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of Contractor, including acts of God, fire, labor strike or trade disturbance, war, terrorism, civil commotion, inability to procure labor, unavailability of equipment, compliance in good faith with any Law (whether or not it later proves to be invalid), or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Contractor (a “Force Majeure Event”).

Section 7.2 Notice. Upon the occurrence of a Force Majeure Event, Contractor will give prompt notice to Owner of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration, and, during such Force Majeure Event, shall keep Owner fully advised of its efforts to overcome such Force Majeure Event.

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Section 7.3 Cooperation. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service or to resume performance within a commercially reasonable timeframe.

Article 8

MISCELLANEOUS

Section 8.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement.

Section 8.2 Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts, and with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Contractor:

Banner Oil & Gas, LLC

10011 South Pennsylvania Ave.

Oklahoma City, OK 73159

Attention: Michael Richardson

Email: michael@bogokc.com

If to Owner:

U.S. Energy Corporation

675 Bering Dr., Suite 290

Houston, Texas 77057

Attention: Ryan L. Smith

Email: ryan@usnrg.org

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 8.2.

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Section 8.3 Expenses. All expenses incurred by Contractor in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Contractor, shall be borne solely and entirely by Contractor, and all such expenses incurred by Owner shall be borne solely and entirely by Owner.

Section 8.4 Governing Law. This Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement (together with all of the transactions it contemplates) shall be governed and interpreted in accordance with the substantive laws of the State of Texas, without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

Section 8.5 Jurisdiction and Venue. Each Party hereby fully, personally, and voluntarily consents to the jurisdiction of the courts of the State of Texas (State or Federal) for any and all disputes, conflicts, or claims related to or arising under or from this Agreement and/or performance of the Parties or under this Agreement. The Parties agree that the State or Federal courts of Texas shall have exclusive jurisdiction over any and all disputes, conflicts, or claims related to or arising under or from this Agreement and/or the performance of either Party under the Agreement. Each Party further agrees that the State courts of Harris County or the federal court for the Southern District of Texas, Houston Division will be the exclusive venue and forum for any and all disputes, conflicts, or claims related to or arising from or under this Agreement and/or the Parties’ performance of or under the Agreement, and all objections to forum or venue therein based on convenience of the parties, witnesses, or otherwise are hereby expressly waived.

Section 8.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.7 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.8 Assignment. No Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any other Person, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any other Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 8.9 Entire Agreement. This Agreement, and the documents to be executed hereunder, including the exhibits and schedules attached hereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

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Section 8.10 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Contractor and Owner and expressly identified as an amendment or modification.

Section 8.11 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Owner and Contractor to any claim, cause of action, remedy or right of any kind, except the rights expressly provided in Article 6 to the Persons described therein.

Section 8.12 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

Section 8.13 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 8.14 References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any article or section means an article or section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term.

Section 8.15 Construction. Contractor and Owner have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

CONTRACTOR:

BANNER OIL & GAS LLC

By:	/s/ Joshua L. Batchelor
Name:	Joshua L. Batchelor
Title:	Manager

OWNER:

U.S. ENERGY CORPORATION

By:	/s/ Ryan Smith
Name:	Ryan Smith
Title:	CEO

SCHEDULE 1.1

ATTACHED TO AND MADE A PART OF THAT CERTAIN TRANSITION SERVICES AGREEMENT, BY AND BETWEEN BY AND BETWEEN BANNER OIL & GAS LLC AND U.S. ENERGY CORPORATION

SERVICES

Subject to the terms and provisions of this Agreement, during the Transition Period, Owner engages and hires Contractor, and Contractor accepts such engagement and hiring, to perform the following tasks:

1. Land Services. Contractor shall provide land and lease administration services with respect to the Assets in accordance with the terms of this Agreement, including, without limitation, the following:

(a) administering and maintaining Hydrocarbon leases and contracts constituting or relating to the Assets, including, without limitation, advising Owner and assisting as reasonably requested with respect to actions pursuant to applicable farm-out agreements, operating agreements (such as well proposals, elections and voting), submittal of AFEs and securing necessary approvals of non-operators, subject to the terms of such leases and contracts;

(b) administering, generating, processing, verifying, preserving and maintaining and updating lease files, land records, maps and databases relating to the Assets, including maintaining and updating all royalty payment reports and databases, royalty suspense accounts, reports and databases, and all accounts, reports and databases associated with compulsory pooled interests related to the Assets, and, until such time as same are converted and transitioned into Owner’s systems, providing continued access to the same;

(c) identifying, paying and appropriately invoicing rentals, shut-in payments and other payments required by the Hydrocarbon leases or other contracts relating to the Assets, including lease settlement, shut-in royalties, minimum royalties, payments in lieu of production, royalties, overriding royalties, production payments, net profit payments and other similar burdens that are associated with the ownership and operation of the Assets;

(d) identifying, paying and appropriately invoicing rentals, surface and right-of-way payments required by the Hydrocarbon leases or other contracts relating to the Assets and, upon prior consent of Owner, negotiating and executing new surface use agreements and right-of-ways or extensions or renewals of those currently in existence;

(e) in accordance with Owner’s prior written instructions, (1) obtaining lease amendments or other consents from royalty or mineral interest holders authorizing the pooling of Hydrocarbon leases, royalty and mineral interests, and (2) in Owner’s name, the extension and renewal of Hydrocarbon leases;

(f) filing all necessary documents and reports in connection with any of the foregoing with appropriate local, state or federal agencies or recording offices; and

(g) assisting Owner with the transfer from Contractor, if any, or acquisition from any applicable Governmental Authority or Third Party of any applicable permits, licenses, permissions or other instruments reasonably necessary for the continued ownership and operation of the Assets, including executing and delivering, with respect to any Wells operated by Contractor on behalf of Seller prior to the Execution Date, all counterparts of such documents as are required to transfer the regulatory authority to operate such Wells to Owner or its designee.

2. Accounting and Division Order Services. Contractor shall assist Owner regarding, with respect to the Assets, revenue and expense accounting services, accounts payable payment services, accounts receivable collection services, division order services, marketing services, and related records services, in each case, as specifically described below:

(a) the calculation of payments in lieu of production, royalties, overriding royalties, production payments, net profit payments and other similar burdens, that are associated with the ownership and operation of the Assets;

(b) assisting Owner in Owner’s payment of invoices and subsequent billing of same to all working interest owners, and Owner’s payment of operating costs, vendor invoices, and contractor invoices associated with ownership and operation of the Assets;

(c) assisting Owner in Owner’s payment of accounts payable, and Owner’s performance of the collection of accounts receivable receipts including, without limitation revenue and joint interest billings (for the avoidance of doubt, Owner shall be entitled to all amounts that are billed to third parties and amounts attributable to Owner’s interest for overhead, supervision, etc., in each case, pursuant to the applicable joint operating agreement or other operating arrangements covering the Assets);

(d) on or before the last day of the calendar month following the calendar month of production, assisting Owner in distributing directly to the appropriate royalty owners on Assets their share of revenues from production from the Assets that were owned by Contractor prior to Closing; provided that revenues related to production from non-operated Assets will be disbursed by Contractor to Owner in the next revenue distribution after the funds have been received in collected funds;

(e) generating, verifying and processing internal and external division orders and transfer orders required in the normal course of business;

(f) as and when requested by Owner, providing marketing, gas control, scheduling, balancing, and other similar services necessary for Owner to sell the products produced from the Assets; provided, however, without Owner’s written consent, Contractor will not enter into any agreement, amendment or extension to any marketing, processing, gathering, transporting or treating contract, or other contract related to similar services with respect to the Assets, if such contract (i) is not based on index prices with market based adjustments and/or (ii) is not terminable without penalty or fee on 30 days’ or less notice;

(g) providing Owner with information as needed or reasonably requested regarding any sales contracts for products produced from the Assets, or, if applicable, current hedge positions; and

(h) keeping complete and accurate records of with respect to the Accounting and Division Order Services, including with respect to payments made and revenues received hereunder (including royalties, overriding royalties, and other burdens on Owner’s share of production) all in the ordinary course and in accordance with applicable agreements and Laws, and providing Owner access to such records during normal business hours.

3. Information Technology Services. Contractor shall provide or cause to be provided substantially the same information technology services relating to the Assets as were being provided prior to the Execution Date, including all SCADA and other field data capture, collection and reporting systems, and computer networks and other technology systems related to, or necessary in the operation of, the Assets; provided, however, nothing in this Agreement shall require Contractor to provide Owner use of or access to licensed software or data in violation of the terms of any licenses or which would otherwise infringe the rights of any Third Party. Contractor shall provide reasonable assistance in the development of plans relating to the replacement of Contractor’s, if applicable, or Seller’s proprietary or licensed information technology and computer systems that are not conveyed to Owner, and provide to Owner’s employees a reasonable level of training and consultation in respect of any technology systems or databases contained in and relating to the Assets.

4. Tax Services. Contractor shall provide tax services relating to the Assets in accordance with the terms of this Agreement, including (a) calculation and payment of severance, ad valorem/property and sales and use taxes, but excluding state or federal income and franchise taxes, (b) filing for refundable exemptions related to the direct usage exemption for production of natural resources, and (c) provision of such data, records and information as may be required by Owner to calculate and pay its state or federal income taxes and such interim filings and payments as may be required.

5. Transition Services. Contractor shall cooperate with Owner in the transition of services relating to the Assets sufficient to enable Owner to set up its operations and assume the operation of the Assets. Contractor and Owner shall reasonably cooperate with each other, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate with each other to assist in the orderly transition in order to minimize any disruption to the respective businesses of Contractor and Owner that may result from the transactions contemplated hereby. For purposes of this Agreement, the transition services to be provided by Contractor to Owner shall include, without limitation, the following:

(a) Contractor shall provide, or cause to be provided, upon Owner’s request, such reasonable and timely information and assistance to Owner’s personnel to allow Owner to set up its well ownership and division of interest databases in order for Owner to assume the Services as of the termination of this Agreement.

(b) Contractor shall provide, or cause to be provided, upon Owner’s request, system support services necessary to extract accounting, division of interest, land data and production data from the currently used operating systems as such services may have been provided prior to the Execution Date; provided that any electronic information or data provided shall be in the same format as that then currently used and maintained by Contractor and Contractor is not required to perform or create additional programming or system support in connection therewith;

(c) Contractor shall provide, or cause to be provided, any and all documentation in Contractor’s possession necessary to administer any suspended funds related to the Assets;

(d) Contractor shall provide or cause to be provided any and all incident reports or incident investigation reports to the extent regarding any of the Assets, promptly after such reports are prepared; and

(e) Contractor shall provide Owner reports from field automation and measurement equipment.

6. Operating Services. Contractor shall provide or cause to be provided all physical operations services with respect to the Assets (including the operation and maintenance thereof, as direction by Owner) in accordance with the terms of the Agreement, and including, without limitation, the following:

(a) making all expenditures for supplies, materials, tools and equipment and contracting for services associated with the Assets (the title to which such supplies, materials, tools and equipment shall immediately pass to (and vest in) Owner); provided that, without Owner’s prior consent, Owner will not purchase any of such items with respect to any of the Assets if such purchase would require approval of the working interest owners pursuant to the applicable operating agreement or if such purchase exceeds $25,000 for a single item;

(b) conducting or contracting for all services associated with physical operation of the Assets;

(c) executing, amending or extending contracts, agreements and leases associated with the physical operation and maintenance of the Assets; provided that without Owner’s prior written consent Contractor will not execute, amend or extend any such contract with respect to any of the Assets if such contract would require approval of the working interest owners pursuant to the applicable operating agreement or if the costs associated with such contract would reasonably be expected to exceed $25,000; provided further that no such contract, amendment or extension shall (a) be for a term extending more than thirty (30) days beyond the Transition Period or (b) contain cancellation penalties in the event of early termination thereof by Owner;

(d) providing substantially the same health, safety and environment services relating to the Assets as were being provided during the twelve (12) month period immediately prior to the Execution Date and in compliance with applicable laws; and

(e) maintaining insurance in accordance with Section 7.28 of the Purchase Agreement from Closing until the expiration of the Transition Period.

SCHEDULE 1.2

ATTACHED TO AND MADE A PART OF THAT CERTAIN TRANSITION SERVICES AGREEMENT, BY AND BETWEEN BY AND BETWEEN BANNER OIL & GAS LLC AND U.S. ENERGY CORPORATION

ASSETS

[see attached]